Certificate of Conversion
For
"Other Business Entity"
Into
Florida Profit Corporation

This Certificate of Conversion **and attached Articles of Incorporation** are submitted to convert the following **"Other Business Entity" into a Florida Profit Corporation** in accordance with s. 607.1115, Florida Statutes.

1. The name of the "Other Business Entity" immediately prior to the filing of this Certificate of Conversion is:

Pioneer Green Farms, LLC
Enter Name of Other Business Entity

2. The "Other Business Entity" is a limited liability company.
(Enter entity type. Example: limited liability company, limited partnership, general partnership, common law or business trust, etc.)

first organized, formed or incorporated under the laws of the State of Florida.
(Enter state, or if a non-U.S. entity, the name of the country)

on January 25, 2019.
Enter date "Other Business Entity" was first organized, formed or incorporated

3. If the jurisdiction of the "Other Business Entity" was changed, the state or country under the laws of which it is now organized, formed or incorporated:

N/A.

4. The name of the Florida Profit Corporation as set forth in the **attached Articles of Incorporation:**

Pioneer Green Farms, Inc.
Enter Name of Florida Profit Corporation

5. If not effective on the date of filing, enter the effective date: __________.
(The effective date: 1) cannot be prior to nor more than 90 days after the date this document is filed by the Florida Department of State; AND 2) must be the same as the effective date listed in the attached Articles of Incorporation, if an effective date is listed therein.)

6. The conversion is permitted by the applicable law(s) governing the other business entity and the conversion complies with such law(s) and the requirements of s.607.1115, F.S., in effecting the conversion.

7. The "Other Business Entity" currently exists on the official records of the jurisdiction under which it is currently organized, formed or incorporated.

Signed this 15 day of March, 2021.

Required Signature for Florida Profit Corporation:
Individual signing affirms that the facts stated in this document are true. Any false information constitutes a third degree felony as provided for in s.817.155, F.S.

Signature of Chairman, Vice Chairman, Director, Officer, or, if Directors or Officers have not been selected, an Incorporator: ____________________
Printed Name: ____________ Title: ____________

Required Signature(s) on behalf of Other Business Entity: Individual(s) signing affirm(s) that the facts stated in this document are true. Any false information constitutes a third degree felony as provided for in s.817.155, F.S. [See below for required signature(s).]

Signature: [signature]
Printed Name: Michael Doughy Title: president

Signature: ____________________
Printed Name: ____________ Title: ____________

Signature: ____________________
Printed Name: ____________ Title: ____________

Signature: ____________________
Printed Name: ____________ Title: ____________

Signature: ____________________
Printed Name: ____________ Title: ____________

Signature: ____________________
Printed Name: ____________ Title: ____________

If Florida General Partnership or Limited Liability Partnership:
Signature of one General Partner.

If Florida Limited Partnership or Limited Liability Limited Partnership:
Signatures of **ALL** General Partners.

If Florida Limited Liability Company:
Signature of a Member or Authorized Representative.

All others:
Signature of an authorized person.

Fees:

Certificate of Conversion:	$35.00
Fees for Florida Articles of Incorporation:	$70.00
Certified Copy:	$8.75 (Optional)
Certificate of Status:	$8.75 (Optional)